EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form N-2 of PennantPark Floating Rate Capital Ltd. and Subsidiaries (the Company) of our reports dated December 7, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2023. We also consent to the use in such Registration Statement of our report dated December 7, 2023, relating to the senior securities table appearing as Exhibit 99.2 in the accompanying Form 10-K of the Company for the year ended September 30, 2023. We also consent to the use in such Registration Statement of our report dated December 7, 2023, relating to the consolidated financial statements of PennantPark Senior Secured Loan Fund I LLC as of and for the years ended September 30, 2023 and 2022 appearing as Exhibit 99.3 and our report dated November 17, 2022, relating to the consolidated financial statements of PennantPark Senior Secured Loan Fund I LLC as of and for the years ended September 30, 2022 and 2021 appearing as Exhibit 99.4 in the accompanying Form 10-K of the Company for the year ended September 30, 2023.

We also consent to the reference to our firm under the headings “Senior Securities” in the accompanying Form 10-K and “Independent Registered Public Accounting Firm in such Registration Statement on Form N-2.

/s/ RSM US LLP

New York, New York

December 7, 2023